UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

901 – 3rd Avenue South, Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 851-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with its management succession plan, on February 27, 2008 the Company announced that Paul C. Reyelts, Executive Vice President, would retire at the end of 2009, and Lori A. Walker was appointed Senior Vice President and Chief Financial Officer. Mr. Reyelts was Chief Financial Officer from April 1982 through February 2008 and has served in numerous leadership roles for 27 years.

On February 25, 2009, the Company and Mr. Reyelts entered into an agreement regarding his retirement and services to be provided by Mr. Reyelts after his retirement. Mr. Reyelts will remain available to the Company through December 31, 2010, as requested by the Chairman and CEO, to assist with such business matters as the Chairman deems appropriate. He will continue to receive his current base salary for his services during this period.

Under the agreement, Mr. Reyelts will not receive any stock options, restricted stock or an annual incentive cash bonus for 2009 or future years. He will receive an amount in January 2010 with respect to the Company’s former Long Term Incentive Plan related to fiscal years 2007 – 2009. He will also be entitled to certain retirement benefits provided in the Company’s benefit plans, including full vesting of his existing stock options and restricted stock and retiree medical coverage.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Dated: February 27, 2009	/s/ Rolf Engh
	Name:	Rolf Engh
	Title:	Secretary